Exhibit 99.1

Today’s Announcement Email

Dear Colleagues,

A few moments ago, we announced that we entered into a definitive agreement for our Company to be acquired by Novartis AG for an initial payment of $7.00 per share in cash at closing. This upfront cash portion represents a 274% premium to Regulus’ 60-day volume-weighted average stock price, and 108% to our closing price on April 29, 2025. Regulus shareholders will also receive a contingent value right, or CVR, with the potential to receive an additional $7.00 per share in cash, contingent on receiving regulatory approval for farabursen. If the milestone is achieved, the total value of this transaction would be approximately $1.8 billion.

We believe this is a very positive development for Regulus and is the best path forward for our Company and the patients we serve. We are excited to combine with Novartis AG to potentially bring farabursen to patients living with ADPKD, who currently have limited treatment options. Novartis AG’s established global development and commercial capabilities will potentially enable this important new medicine to reach patients, if approved.

Looking ahead, we expect the transaction to close in the second half of 2025, subject to customary closing conditions. We will be working with Novartis to plan for integration of our programs and people and as those plans are developed, we will be sure to update you all. Until the close of the transaction, Regulus will continue to operate independently. I ask you to remain focused on your work.

We will be holding a town hall today for all employees at 9 am. Please keep an eye out for an invitation and make every effort to attend.

Also please note that as a result of today’s announcement we are now in a period of restricted communications, so I ask you not to comment, share or post on social media about this news. If you receive a request for comment from the media or other external stakeholders, please do not comment or respond and instead forward the inquiry to Chris Aker.

Best regards,

Jay

Additional information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock, par value USD 0.001 (the “Shares”), of Regulus Therapeutics Inc. (“Regulus”) or any other securities. The tender offer for the outstanding Shares described in this communication has not commenced. At the time the tender offer is commenced, Novartis and its indirect wholly owned subsidiary, Redwood Merger Sub Inc. (“Purchaser”), will file, or will cause to be filed, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the U.S. Securities and Exchange Commission (the “SEC”), and Regulus will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC, in each case with respect to the tender offer.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

An offer to purchase the Shares will only be made pursuant to the offer to purchase, the letter of transmittal and related offer documents filed as a part of the Schedule TO. Those materials and all other documents filed by, or caused to be filed by, Novartis, Purchaser and Regulus with the SEC will be available at no charge on the SEC’s website at www.sec.gov/ or by directing such requests to the information agent for the offer, which will be named in the tender offer statement. The offer to purchase and related materials also may be obtained for free under the “Investors – Financial Data” section of Novartis website at www.novartis.com/investors/financial-data/sec-filings. The solicitation/recommendation statement also may be obtained for free under the “Investors” section of Regulus’ website at ir.regulusrx.com/overview. In addition, Regulus files annual, quarterly and current reports and other information, and Novartis files annual reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

Disclaimer

This communication contains statements that are not statements of historical fact, or “forward-looking statements,” including with respect to Novartis’s proposed acquisition of Regulus. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “look forward,” “believe,” “committed,” “investigational,” “pipeline,” “launch,” or similar terms, or by express or implied discussions regarding potential marketing approvals, new indications or labeling for farabursen, regarding the proposed acquisition of Regulus and the expected timetable for completing the proposed acquisition, the benefits sought to be achieved in the proposed acquisition, or regarding potential future revenues from farabursen. You should not place undue reliance on these statements. Such forward-looking statements are based on Regulus’ current beliefs and expectations regarding future events and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that farabursen clinical trials will be successful, that farabursen will be submitted for marketing approval or approved for sale or, if approved, receive approval for any additional indications or labeling, in any market, or at any particular time, nor can there be any guarantee that, if approved, farabursen will be commercially successful in the future. Neither can there be any guarantee that the conditions to the closing of the proposed acquisition will be satisfied on the expected timetable or at all or that the expected benefits or synergies from this transaction will be achieved in the expected timeframe, or at all. In particular, expectations regarding farabursen or the transaction described in this communication could be affected by, among other things, the timing of the offer and the satisfaction of customary closing conditions, including the tender of a majority of the outstanding Shares and the receipt of regulatory approvals on acceptable terms or at all; the risk that competing offers or acquisition proposals will be made; uncertainty as to whether the milestone associated with the contingent value right (“CVR”) will be achieved and that holders of CVRs will receive payments in respect thereof; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Novartis and/or Regulus’ businesses, including their relationships with employees, business partners or governmental entities; the risk that the offer or the merger may be more expensive to complete than anticipated; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; a diversion of management’s attention from ongoing business operations and opportunities as a result of the offer, the merger or otherwise; general industry conditions and competition; general political, economic and business conditions, including interest rate and currency exchange rate fluctuations; the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures and requirements for increased pricing transparency; our ability to obtain or maintain proprietary intellectual property protection; the particular prescribing preferences of physicians and patients; general political, economic and business conditions; safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, and other risks and factors referred to in Novartis AG’s and Regulus’ filings and reports with the SEC, including Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2024, Regulus’ Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent filings made by either party with the SEC, available on the SEC’s website at www.sec.gov. Regulus is providing the information in this communication as of this date and Regulus does not undertake any obligation to update any forward-looking statements contained in this communication as a result of new information, future events or otherwise, except to the extent required by law.